Filed with the Securities and Exchange Commission on August 28, 2026

Securities Act File No. 333-293278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No.  2

HORIZON FUNDS

(Exact Name of Registrant as Specified in Charter)

 6210 Ardrey Kell Road, Suite 300

Charlotte, North Carolina 28277

(Address of Principal Executive Offices)

(704) 544-2399

(Registrant's Area Code and Telephone Number)

Matthew S. Chambers

Horizon Funds

6210 Ardrey Kell Road, Suite 300

Charlotte, North Carolina 28277

(Name and Address of Agent for Service)

With Copies To:

Jeffrey T. Skinner, Esq.

Kilpatrick Townsend & Stockton LLP

1001 West Fourth Street

Winston-Salem, North Carolina 27101

EXPLANATORY NOTE: This Post-Effective Amendment No. 2 to Horizon Funds (the “Registrant”) Registration Statement on Form N-14 hereby incorporates Part A and Part B from the Registrant’s Registration Statement on Form N-14 filed on March 13, 2026. This Post-Effective Amendment No. 2 is being filed for purposes of adding the final tax opinion as to Anfield Universal Fixed Income Fund as an exhibit to Part C of the Registration Statement.

PART C

OTHER INFORMATION

ITEM 15: INDEMNIFICATION

Reference is made to Article VII, Sections 2 and 3 of the Registrant’s Declaration of Trust with respect to the Registrant. The general effect of this provision is to indemnify the Trustees, officers, employees and other agents of the Trust who are parties pursuant to any proceeding by reason of their actions performed in their scope of service on behalf of the Trust.

Pursuant to Rule 484 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16: EXHIBITS

(1)	(a)	Declaration of Trust was previously filed with the Registrant’s Initial Registration on Form N-1A on June 2, 2015 and is incorporated by reference.

(b)	Certificate of Trust was previously filed with the Registrant’s Initial Registration on Form N-1A on June 2, 2015 and is incorporated by reference.

(2)	By-Laws were previously filed with the Registrant’s Initial Registration on Form N-1A on June 2, 2015 and is incorporated by reference.

(3)	Voting Trust Agreements - Not Applicable.

(4)	Form of Agreement and Plan of Reorganization is filed as Appendix A to the Proxy Statement and Prospectus set forth in Part A of this Registration Statement on Form N-14.

(5)	Provisions of instruments defining the rights of holders of the securities by registered are contained in the Registrant’s Certificate of Trust, Declaration of Trust and By-Laws.

(6)	Investment Advisory Contracts

(a)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Asset Allocation Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(b)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Dividend Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(c)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Income Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(d)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Risk Assist Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(e)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Defined Risk Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(f)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon ESG Defensive Core Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(g)

First Amendment to the Investment Advisory Agreement between the Registrant, on behalf of the Horizon ESG Defensive Core Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 33 to its Registration Statement on Form N-1A on September 29, 2022 and is incorporated by reference.

(h)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon U.S. Defensive Equity Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(h)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon U.S. Defensive Equity Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(i)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon U.S. Defensive Small/Mid Cap Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 34 to its Registration Statement on Form N-1A on October 3, 2022 and is incorporated by reference.

(j)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Tactical Fixed Income Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 34 to its Registration Statement on Form N-1A on October 3, 2022 and is incorporated by reference.

(k)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Expedition Plus ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(l)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Landmark ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(m)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Expedition Plus ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(n)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Landmark ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(o)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Centre American Select Equity Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(p)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Centre Global Infrastructure Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(q)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Core Equity ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(r)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Core Equity ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(s)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Dividend Income ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(t)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Dividend Income ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(u)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Managed Risk ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(v)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Managed Risk ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(w)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Core Bond ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(x)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Core Bond ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(y)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Flexible Income ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(z)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Flexible Income ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(aa)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Nasdaq-100 Defined Risk ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(bb)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Nasdaq-100 Defined Risk ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(cc)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Digital Frontier ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(dd)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Digital Frontier ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(ee)

Form of Investment Advisory Agreement between the Registrant, on behalf of Horizon Small/Mid Cap Core Equity ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(ff)

Form of Sub-Advisory Agreement between the Registrant, on behalf of Horizon Small/Mid Cap Core Equity ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 54 to its Registration Statement on Form N-1A on August 20, 2025, and is incorporated by reference.

(gg)

Form of Investment Advisory Agreement between the Registrant, on behalf of Horizon International Equity ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(hh)

Form of Sub-Advisory Agreement between the Registrant, on behalf of Horizon International Equity ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 54 to its Registration Statement on Form N-1A on August 20, 2025, and is incorporated by reference.

(ii)

Form of Investment Advisory Agreement between the Registrant, on behalf of Horizon International Managed Risk ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(jj)

Form of Sub-Advisory Agreement between the Registrant, on behalf of Horizon International Managed Risk ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 54 to its Registration Statement on Form N-1A on August 20, 2025, and is incorporated by reference.

(kk)

Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Universal Fixed Income Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 57 to its Registration Statement on Form N-1A on December 19, 2025 and is incorporated by reference.

(ll)

Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Universal Fixed Income ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 56 to its Registration Statement on Form N-1A on December 19, 2025 and is incorporated by reference.

(mm)

Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Dynamic Fixed Income ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 56 to its Registration Statement on Form N-1A on December 19, 2025 and is incorporated by reference.

(nn)

Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Enhanced Market Strategy ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 56 to its Registration Statement on Form N-1A on December 19, 2025 and is incorporated by reference.

(oo)

Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield U.S. Equity Sector Rotation ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 56 to its Registration Statement on Form N-1A on December 19, 2025 and is incorporated by reference

(pp)

Form of Investment Advisory Agreement between the Registrant, on behalf of Regents Park Hedged Market Strategy ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 56 to its Registration Statement on Form N-1A on December 19, 2025 and is incorporated by reference.

(7)	(a)

Distribution Agreement between the Registrant and Quasar Distributors, LLC, effective as of February 8, 2016, was previously filed with Pre-Effective Amendment No. 3 to the Registration Statement on Form N-1A on January 29, 2016, and is incorporated by reference.

(b)

Novation to the Distribution Agreement between the Registrant and Quasar Distributors, LLC effective as of September 30, 2021 (Novation Agreement) was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(c)

Form of First Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

(d)

Second Amendment to Distribution Agreement dated January 23, 2019 was previously filed with Post-Effective Amendment No. 19 to its Registration Statement on Form N-1A on March 29, 2019 and is incorporated by reference.

(e)

Form of Third Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

(f)	Fourth Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(g)

Form of Fifth Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(h)

ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, effective as of December 10, 2024, previously filed with the Post-Effective Amendment No. 44 to the Registrant’s Registration Statement on Form N-1A on January 14, 2025, is hereby incorporated by reference.

(i)

First Amendment to the ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, dated April 30, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(j)	Form of Authorized Participant Agreement, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(k)

Form of Second Amendment to the ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(l)

Form of Third Amendment to the ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, was previously filed with Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A on June 18, 2026, and is hereby incorporated by reference.

(8)		Not Applicable

(9)	(a)

Custody Agreement between the Registrant and U.S. Bank National Association was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

	(b)	Form of First Amendment to Custody Agreement was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

(c)

Second Amendment to the Custody Agreement dated January 23, 2019 was previously filed with Post-Effective Amendment No. 19 to its Registration Statement on Form N-1A on March 29, 2019 and is incorporated by reference.

(d)	Form of Third Amendment to the Custody Agreement was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

(e)

Fourth Amendment to the Custody Agreement dated June 25, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(f)

Fifth Amendment to the Custody Agreement dated December 19, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(g)

Sixth Amendment to the Custody Agreement dated March 8, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(h)

Seventh Amendment to the Custody Agreement dated December 20, 2022, was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated by reference.

(i)

Eighth Amendment to the Custody Agreement dated February 1, 2025, was previously filed with Post-Effective Amendment No. 48 to its Registration Statement on Form N-1A on March 28, 2025 and is incorporated by reference.

(j)

Ninth Amendment to the Custody Agreement, dated April 10, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(k)

ETF Custody Agreement between the Registrant and U.S. Bank National Association, dated as of January 17, 2025 was previously filed with Post Effective Amendment No. 45 to its Registration Statement on Form N-1A on January 28, 2025 and incorporated by reference.

(l)

First Amendment to the ETF Custody Agreement between the Registrant and U.S. Bancorp Fund Services, dated May 28, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(m)

Second Amendment to the ETF Custody Agreement between the Registrant and U.S. Bancorp Fund Services, dated October 28, 2025, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(n)

Third Amendment to the ETF Custody Agreement between the Registrant and U.S. Bancorp Fund Services, was previously filed with Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A on June 18, 2026 and is hereby incorporated by reference.

(10)	(a)	Distribution Plan pursuant to Rule 12b-1, was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated by reference.

(b)

Amended and Restated Distribution Plan pursuant to Rule 12b-1, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(c)

Second Amended and Restated Distribution Plan pursuant to Rule 12b-1, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(d)

Third Amended and Restated Distribution Plan pursuant to Rule 12b-1, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(e)

Fourth Amended and Restated Distribution Plan pursuant to Rule 12b-1, was previously filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14/A on March 13, 2026, and is incorporated by reference.

(11)

Form of Opinion and Consent of Counsel as to the legality of the securities being registered, was previously filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14/A on March 13, 2026, and is incorporated by reference.

(12)	(a)

Form of Opinion and Consent of Counsel as to Tax Matters, was previously filed with    Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14/A on June 29, 2026, and is incorporated by reference.

	(b)	Form of Opinion and Consent of Counsel as to Tax Matters with respect to Anfield Universal Fixed Income Fund, filed herewith.

(13)		Other Material Contracts – Not Applicable

(14)

(a) Consent of independent registered public accounting firm (Cohen), was previously filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14/A on March 13, 2026, and is incorporated by reference.

(b) Consent of independent registered public accounting firm (Deloitte), was previously filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14/A on March 13, 2026, and is incorporated by reference.

(15)	Omitted Financial Statements - Not Applicable.

(16)	Powers of Attorney was previously filed with the Registrant’s Registration Statement on Form N-14 (File No. 33-293278) on February 6, 2026, and is incorporated by reference.

(17)	Form of Proxy Cards, was previously filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14/A on March 13, 2026, and is incorporated by reference.

ITEM 17: UNDERTAKINGS

1. The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of the registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2. The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3. The undersigned registrant undertakes to file an opinion of counsel supporting the tax consequences to shareholders discussed in the combined proxy statement and prospectus in a post-effective amendment to this registration statement.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, duly authorized, in the City of Charlotte, State of North Carolina, on the 28th day of August 2026.

Horizon Funds

By:	/s/ John Drahzal
John Drahzal
President

As required by the Securities Act of 1933, this registration statement has been signed on the 28th day of August 2026 by the following persons in the capacities set forth below.

Signature	Title	Date

/s/ John Drahzal	President and Trustee	August 28, 2026
John Drahzal

John W. Davidson*	Trustee	August 28, 2026
John W. Davidson

Todd W. Gaylord*	Trustee	August 28, 2026
Todd W. Gaylord

Thomas W. Okel*	Trustee	August 28, 2026
Thomas W. Okel

/s/ Steve Terry	Treasurer	August 28, 2026
Steve Terry

*By	/s/ Matthew Chambers
Matthew Chambers

*	As Attorney-in-Fact pursuant to Powers of Attorney

Exhibit Index

Form of Opinion and Consent of Counsel as to Tax Matters with respect to Anfield Universal Fixed Income Fund	(12)(b)